Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-265331
PROSPECTUS  SUPPLEMENT NO. 14
(to prospectus dated June 15, 2022)

Boxed, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated June 15, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-265331).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023 (which is attached to and a part of this prospectus supplement), only to the extent that any information contained in such document is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BOXD”. On March 30, 2023, the closing price of our Common Stock was $0.2240.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 27, 2023

Boxed, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39817	85-3316188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

61 Broadway, Floor 30
New York, New York 10006
(Address of principal executive offices, including zip code)

(646) 586-5599
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	BOXD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Independent Director

On March 27, 2023, the Board increased the authorized number of directors constituting the Board from seven to eight and elected Ms. Pamela Corrie as an independent director of the Company, effective immediately, to serve as a Class II director until her successor is duly qualified and elected or until her earlier death, resignation, or removal. Ms. Corrie will receive $30,000 per month as compensation for her service as an independent director. The Company has entered into its standard form of indemnification agreement with Ms. Corrie. Ms. Corrie has also been appointed as chair of the restructuring committee of the Board (the “Restructuring Committee”), as described below.

Item 8.01.	Other Events.

Forbearance Agreement and Liquidity

As previously disclosed, the Company is party to that certain Forbearance Agreement, dated as of March 1, 2023, by and among Boxed, LLC, a Delaware limited liability company (the “Borrower”), the Company and its subsidiaries (collectively with the Borrower, the “Obligors”), the BlackRock affiliated lenders thereunder (the “Lenders”) and Alter Domus (US) LLC, as agent for the lenders (the “Administrative Agent”).

On March 24, 2023, in order to extend the Lenders’ forbearance and permit the Company and the Lenders to continue their discussions and negotiation, the Borrower made a $4,000,000 prepayment to the Lenders utilizing cash subject to a first lien security interest of the Administrative Agent and the Lenders. The Company continues to engage in discussions and negotiation with the Lenders and to evaluate its options, which includes filing for relief under the Bankruptcy Code and other strategic alternatives.

The Company has also continued to implement cash management strategies, including streamlining operations and further headcount reductions.

Restructuring Committee

In March 2023, the Board formed a Restructuring Committee to oversee all key matters in connection with pursuing a potential case under the Bankruptcy Code or other strategic alternatives, as well as any purchase, offer or sale of some or all of the Company’s assets. The Restructuring Committee is authorized with full and exclusive power and authority to, among other things, oversee such key matters.

The members of the Restructuring Committee are Pamela Corrie, Emerson S. Moore II and David Liu.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, about the Company that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Current Report on Form 8-K are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “expect,” “may,” “will,” “could” or “believes” or the negative of these words or other similar terms or expressions. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, the Company’s potential filing for relief under the Bankruptcy Code or other strategic alternatives, as well as any purchase, offer or sale of some or all of the Company’s assets. The forward-looking statements in this Current Report on Form 8-K are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the Company’s potential filing for relief under the Bankruptcy Code or other strategic alternatives or negotiation of a sale of all or substantially all of its assets , atypical retail investor interest and the important factors discussed in the sections entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company as of the date of this Current Report on Form 8-K, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boxed, Inc.

Date: March 31, 2023	By:	/s/ Mark Zimowski
	Name:	Mark Zimowski
	Title:	Chief Financial Officer